THIS DEED OF VARIATION is made the 6 day of August 1998

BETWEEN

CIBA-GEIGY, PLC (registered number 170180) whose registered office is at Hulley Road, Macclesfield, Cheshire SK10 2NX ("the Vendor"); and

HUNTINGDON LIFE SCIENCES LIMITED (registered number 1815730) whose registered office is at Woolley Road, Alconbury, Huntingdon, Cambridgeshire, PE18 6ES ("the Purchaser"); and

HUNTINGDON LIFE SCIENCES GROUP plc (formerly HUNTINGDON  INTERNATIONAL  HOLDINGS
PLC) (registered number 502370) whose registered office is at Woolley Road, Alconbury, Huntingdon, (Cambridgeshire, PE18 6ES ("the Guarantor").

WHEREAS

A. This Deed is supplemental to an Asset Purchase Agreement dated 14th March 1997 between the Vendor, the Purchaser and the Guarantor (the "Asset Purchase Agreement").

B. The Purchaser has requested amendment of the Asset Purchase Agreement.

C. The Vendor is willing to amend the timetable for the Purchaser's Payment obligations under the Asset Purchase Agreement.

D. It is desired and agreed by the parties that the Asset Purchase Agreement be varied hereby.

NOW THIS DEED WITNESSETH as follows:

1. In pursuance of the Asset Purchase Agreement: hereinbefore mentioned and in consideration of the provisions hereinafter contained IT IS
         HEREBY AGREED AND DECLARED by and between the parties hereto that the provision of the Asset Purchase Agreement be and hereby are varied in the manner following.

2. Clause 4.3 of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following:

         "The Vendor acknowledges receipt of the sum of (pound)1,200,000 (the "Initial Consideration") paid by the Purchaser on completion.

         The balance of the Fixed Consideration (the "Deferred Consideration") shall be paid in cash on the following dates and in the following amounts:

         (a)    The sum of(pound)250,000 shall be paid on 14th September 1998;
         (b)    The sum of(pound)250,000 shall be paid on 14th December 1998;
         (c)    The sum of(pound)500,000 shall be paid on 14th  March 1999;
         (d)    The sum of(pound)500,000 shall be paid on 14th  June 1999;
         (e)    The sum of(pound)500,000 shall be paid on 14th September 1999;
         (f)    The sum of(pound)500,000 shall be paid on 14th December 1999;
         (g)    The sum of(pound)500,000 shall be paid on 14th  March 2000;
         (h)    The sum of(pound)500,000 shall be paid on 16th  June 2000;
         (i)    The sum of(pound)300,000 shall be paid on 14th September 2000."

3. The Vendor hereby releases the Purchaser and the Guarantor from all and any liabilities and claims (including costs and interest) which may have arisen or may arise up to and including 13th September 1998, relating to and/or arising out of Clause 4.3 of the Asset Purchase Agreement (or any breach or alleged breach thereof) which clause is deleted in the entirety and replaced pursuant to Clause 2 of this Deed.

4. This Deed shall be governed by and construed on all respects in accordance with English Law and the parties hereby submit irrevocably to the exclusive jurisdiction of the English Courts.

5. This Deed may be executed in any number of counterparts, and by the parties hereto in separate counterparts, each of which when executed shall constitute an original, but all of which shall together constitute one and the same instrument. This Deed shall not be effective until each party has executed at least one counterpart.

IT IS HEREBY AGREED AND DECLARED that the Asset Purchase Agreement shall continue in full force and effect save as modified by the provisions of this Deed.


EXECUTED AS A DEED
by CIBA-GEIGY PLC
Acting through two Directors or a
Director and the Secretary



EXECUTED AS A DEED by HUNTINGDON LIFE SCIENCES LIMITED Acting through two Directors or a Director and the Secretary




EXECUTED AS A DEED by HUNTINGDON LIFE SCIENCES GROUP plc Acting through two Directors or a Director and a Secretary